UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 23, 2019
GATX Corporation
(Exact name of registrant as specified in its charter)

New York	1-2328	36-1124040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
233 South Wacker Drive
Chicago, Illinois 60606-7147
(Address of principal executive offices, including zip code)
(312) 621-6200
(Registrant’s telephone number, including area code)
 __________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	GATX	New York Stock Exchange
Chicago Stock Exchange
5.625% Senior Notes due 2066	GMTA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On May 23, 2019, GATX Corporation (“GATX”, “we”, “us” or “our”) entered into a $600 million 5-Year Revolving Credit Facility with Citibank, N.A., as Administrative Agent, and the other Lenders that are parties thereto (the “Credit Facility”). The Credit Facility replaced our prior $600 million revolving credit facility, which was terminated upon our entry into the new Credit Facility.

The Credit Facility provides us with $600 million in revolving credit availability for a term running through May 23, 2024, with two one-year extensions that we may exercise upon approval of existing or replacement lenders holding at least fifty percent of the commitments to lend under the Credit Facility. The term extensions only bind the lenders who vote to approve the extensions, but we have the option to add additional lenders if the facility is not fully subscribed for the extension terms. The interest rate applicable to borrowings under the Credit Facility will vary based on prevailing market interest rates and our credit ratings and interest elections. The Credit Facility also provides for letters of credit.

The Credit Facility contains customary representations and warranties and affirmative and negative covenants, including a financial covenant related to our fixed charge coverage ratio. As is customary in such financings, the lenders may terminate their commitments, accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default, subject to the expiration of any applicable cure period.

The administrative agent, co-syndication agents and certain other lenders under the Credit Facility and their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for us and our affiliates, for which they have received or will receive fees and reimbursement of expenses.

The description above is a summary of the Credit Facility and is qualified in its entirety by the complete text of the agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

In connection with the entry into of the Credit Facility, we terminated the Five Year Credit Agreement dated as of May 26, 2016, as amended from time to time, between GATX Corporation, the lenders listed therein, and Citibank, N.A., as administrative agent.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 23, 2019, we entered into the Credit Facility described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Five Year Credit Agreement dated as of May 23, 2019, among GATX Corporation, as borrower, Citibank, N.A. and BOFA Securities, Inc., as joint lead arrangers and joint book managers, Bank of America, N.A., as syndication agent, PNC Bank, N.A., U.S. Bank, National Association, Morgan Stanley MUFG Loan Partners, LLC and Keybank National Association, as co-documentation agents, Citibank, N.A., as administrative agent, and the lenders party thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATX CORPORATION
(Registrant)

/s/ Thomas A. Ellman
Thomas A. Ellman
Executive Vice President and Chief Financial Officer
May 23, 2019